Exhibit 3.7

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 01:00 PM 05/13/1998

981183786 - 0726618

RESTATED CERTIFICATE OF INCORPORATION

OF

SCIENCE LABS, INC.

Science Labs, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Science Labs, Inc. and the name under which the corporation was originally incorporated is Scientific Associates, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was September 8, 1969.

2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation by: (i) changing the name of the corporation to RPS Technical Services, Inc., (ii) reclassifying the existing common stock of the corporation as Class A Common Stock, and (iii) creating a new class of additional shares of common stock, Class B Common Stock.

3. The Certificate of Incorporation as amended is hereby further amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is RPS Technical Services, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. Except as may be otherwise provided by law, the Corporation may possess and may exercise all powers and privileges, together with any powers incident thereto, which are necessary or convenient to the conduct, promotion or attainment of such purpose.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Class A Common Stock, one dollar ($1) par value, and 1,000 shares of Class B Common Stock, one dollar ($1) par value. The designations, voting powers, preferences and relative, participating, optional and other special rights of the shares, and qualifications, limitations or restrictions of’ such rights, shall be as follows:

Class A Common Stock

The shares of Class A Common Stock shall have full voting rights with respect to all matters on which stockholders may vote, with one vote per share. Each share of common stock of the Corporation which is issued and outstanding as of the effective date of this Certificate shall be deemed to be a share of Class A Common Stock.

Class B Common Stock

The shares of Class B Common Stock shall have no voting rights, except as to any proposed amendment of the Certificate of Incorporation changing the rights, privileges or powers of the Class B Common Stock, and except as otherwise provided by statute.

In all other matters, including dividend rights and rights upon liquidation, Class A and Class B Common Stock shall be equal.

FIFTH: The Board of Directors shall consist of the number of persons, not less than one, stated in the By-laws.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is hereby authorized to make, alter or repeal the By-laws of the Corporation.

SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

4. This Restated Certificate of Incorporation was duly adopted by the unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

5. This Restated Certificate of Incorporation shall be effective on May 13, 1998.

IN WITNESS WHEREOF, said Science Labs, Inc. has caused this Certificate to be signed by Thomas J. Stuart, its Vice President, this 13th day of May, 1998.

/s/ Thomas J. Stuart
Thomas J. Stuart, Vice President

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

•

First: That at a meeting of the Board of Directors of RPS Technical Services, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ First “ so that, as amended, said Article shall be and read as follows: “FIRST: The name of the Corporation is Cardinal Health 421, Inc.”

•

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:	/s/ Robin Smith Hoke
(Authorized officer)

NAME:	Robin Smith Hoke
(Type or Print)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Cardinal Health 421, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ First “ so that, as amended, said Article shall be and read as follows:

The name of the corporation is: Catalent USA Paintball, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of June, 2007.

By:	/s/ John W. Lowry
Authorized Officer
Title:	Chief Executive Officer

Name:	John W. Lowry
Print or Type